UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

Dova Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38135 (Commission File Number)	81-3858961 (IRS Employer Identification No.)

240 Leigh Farm Road, Suite 245 Durham, North Carolina (Address of Principal Executive Offices)	27707 (Zip Code)

Registrant’s telephone number, including area code: (919) 748-5975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01              Entry into a Material Definitive Agreement.

On April 17, 2018, Dova Pharmaceuticals, Inc. (the “Company”) and AkaRx, Inc., a wholly owned subsidiary of the Company (together with the Company, the “Borrowers”), and Silicon Valley Bank (“SVB”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) pursuant to which SVB has agreed to lend the Borrowers $20.0 million.

The principal borrowed under the Loan and Security Agreement bears a fixed interest rate equal to the Prime Rate plus 1.25% per annum, which interest is payable monthly. The loan matures on April 17, 2021 unless the Company achieves a specified revenue milestone in which case the maturity date will be extended to April 17, 2022. The Borrowers are only required to make monthly interest payments until April 30, 2019 unless the Company achieves the specified revenue milestone in which case the interest-only period will be extended until October 31, 2019.  Following the interest-only period, the Borrowers will be required to also make equal monthly payments of principal and interest for the remainder of the term. The Borrowers will also be required to pay an additional final payment at maturity equal to $2,000,000 if the term loan is repaid after the interest-only period or a final payment of $600,000 if the term loan is repaid during the interest-only period. In addition, at its option, the Borrowers may prepay all amounts owed under the Loan and Security Agreement (including all accrued and unpaid interest), subject to a prepayment charge if the loan has been outstanding for less than one year and when a cash collateralization period (as defined in the Loan and Security Agreement) is not in effect, which prepayment charge of 4% of the outstanding principal amount on the date the loan is prepaid.

In connection with the Loan and Security Agreement, the Borrowers granted to SVB a security interest in substantially all of the Borrowers’ assets now owned or hereafter acquired, excluding intellectual property and certain other assets. In addition, if the Borrowers do not deliver satisfactory evidence to SVB that avatrombopag has received full regulatory approval from the U.S. Food and Drug Administration (the “FDA”) on or prior to September 30, 2018, the Borrowers will be required to maintain cash collateral at SVB equal to the full amount of the outstanding principal amount until such time as avatrombopag is approved by the FDA. The Loan and Security Agreement also provides for standard indemnification of SVB and contains representations, warranties and certain covenants of the Borrowers. While any amounts are outstanding under the Loan and Security Agreement, the Borrowers are subject to a number of affirmative and negative covenants, including covenants regarding dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Borrowers are also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. Upon the occurrence of an event of default by the Borrowers under the Loan and Security Agreement, SVB will have customary acceleration, collection and foreclosure remedies.

The foregoing is a summary description of certain terms of the Loan and Security Agreement, is not complete and is qualified in its entirety by reference to the text of the Loan and Security Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dova Pharmaceuticals, Inc.

Date: April 20, 2018	/s/ Mark W. Hahn
Mark W. Hahn
Chief Financial Officer